UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2014

KBS REAL ESTATE INVESTMENT TRUST II, INC.
(Exact Name of Registrant as Specified in Its Charter)
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Maryland	000-53649	26-0658752
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
Disposition of One Meadowlands Plaza
On December 16, 2011, KBS Real Estate Investment Trust II, Inc. (the “Company”), through an indirect wholly owned subsidiary, KBSII One Meadowlands, LLC, purchased a 15-story office building containing 421,317 rentable square feet located on approximately 10.5 acres of land in East Rutherford, New Jersey (“One Meadowlands Plaza”). On June 27, 2014, the Company sold One Meadowlands Plaza to One Met Center, LLC (the “Purchaser”), for $108.7 million. The aggregate cost of One Meadowlands Plaza was $107.2 million, which includes the initial purchase price of $103.0 million plus capital expenditures since acquisition of $2.0 million and acquisition fees and expenses of $2.2 million. The Purchaser is not affiliated with the Company or its advisor.
In connection with the disposition of One Meadowlands Plaza, the Company repaid $33.4 million of the outstanding principal balance due under a portfolio mortgage loan (the “Portfolio Mortgage Loan”), which was partially secured by One Meadowlands Plaza.  The total amount available under the Portfolio Mortgage loan was also reduced from $235.0 million to $179.4 million.  As June 27, 2014, $107.6 million of non-revolving debt under the Portfolio Mortgage Loan was funded and $71.8 million of revolving debt under the Portfolio Mortgage Loan remains available for future disbursements, subject to terms and conditions contained in the loan documents.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

Dated: June 30, 2014	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer